Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

COSMIQ Industrieverwaltungs- und Vermietungs-GmbH	Germany

Gentherm (South Carolina) Corporation	South Carolina

Gentherm (Texas), Inc.	Texas

Gentherm Automotive LLC	South Carolina

Gentherm Automotive Systems (China) Ltd	China

Gentherm Automotive Systems (Malta) Ltd.	Malta

Gentherm Automotive Systems (Shanghai) Co Ltd.	China

Gentherm Automotive Systems (Tianjin) Ltd.	China

Gentherm Canada ULC	Canada

Gentherm CZ s.r.o.	Czech Republic

Gentherm de Mexico S.A. de C.V.	Mexico

Gentherm Electronics (Shenzhen) Co Ltd	China

Gentherm Financing Hungary Kft.	Hungary

Gentherm GmbH	Germany

Gentherm Holding (Malta) Ltd.	Malta

Gentherm Hungary Kft.	Hungary

Gentherm International Holdings (Hong Kong) Limited	Hong Kong

Gentherm Investment (Shanghai) Co Ltd	China

Gentherm Japan, Inc.	Japan

Gentherm Korea Inc	Korea

Gentherm Medical, LLC	Ohio

Gentherm Monterrey, S.A. de C.V.	Mexico

Gentherm Morocco SASU	Morocco

Gentherm North Macedonia DOOEL import - export Prilep	North Macedonia

Gentherm Präzision SE	Germany

Gentherm Properties II, LLC	Michigan

Gentherm U.K. Ltd.	England

Gentherm Ukraine TOV	Ukraine

Gentherm Vietnam Co Ltd	Vietnam

Jiangmen Dacheng Medical Equipment Co Ltd	China

k3 works GmbH	Germany

Platinum Gold Merger Sub Inc.	Delaware

Stihler Electronic GmbH	Germany